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                                                            Exhibit 3.1 (i)(b)


                               CERTIFICATE OF AMENDMENT
                                          of
                        RESTATED CERTIFICATE OF INCORPORATION
                                          of
                              FIRST COASTAL CORPORATION


    First Coastal Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and was approved by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon.

SECOND: The Restated Certificate of Incorporation of the Corporation hereby is amended (a) to delete the caption of Article 10 in its entirety and to replace it with a new caption of Article 10 to read in its entirety as follows:
"APPROVAL FOR CERTAIN STOCK ACQUISITIONS AND OFFERS TO ACQUIRE STOCK AND ACQUISITIONS OF CONTROL AND OFFERS TO ACQUIRE CONTROL"; and (b) to delete Subsection 1 of Article 10 in its entirety and to replace it with a new Subsection 1 of Article 10 to read in its entirety as follows:

                        "SUBSECTION 1. Three-Year Restriction on Certain Acquisitions and Offers to Acquire Voting Stock

                   In addition to and not in limitation of the provisions of
              Subsections 2 through 6 of this Article 10 and except as otherwise provided by this Subsection 1, for a period of three years from the Effective Date, no Person shall become, or make any Offer to become, a Beneficial Owner of 5% or more of the Voting Stock of the Corporation (a "Prohibited 5% Owner") without the prior approval of the Board of Directors of the Corporation. A Person who is a Beneficial Owner of 5% or more of the Voting Stock of the Corporation on the Effective Date (an "Existing 5% Owner") shall not be deemed to be a Prohibited 5% Owner in violation of this Subsection 1 solely as a result of such status; PROVIDED, HOWEVER, that if after the Effective Date, any Existing 5% Owner shall




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              become, or make any Offer to become, at any time the Beneficial
              Owner of any additional shares of Voting Stock of the Corporation, then such Person shall be deemed to be a Prohibited 5% Owner if, following the acquisition of such additional shares, such Existing 5% Owner is or will be the Beneficial Owner of 5% or more of the Voting Stock of the Corporation.

                   No Person shall become a Prohibited 5% Owner as the result of an acquisition of shares of Voting Stock by the Corporation which, by reducing the number of shares of Voting Stock of the Corporation outstanding, increases the proportionate number of shares of Voting Stock beneficially owned by such Person to 5% or more of the shares of Voting Stock of the Corporation then outstanding; PROVIDED, HOWEVER, that if a Person shall become a Beneficial Owner of 5% or more of the Voting Stock of the Corporation then outstanding by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the Beneficial Owner of any additional shares of Voting Stock of the Corporation, then such Person shall be deemed to be a Prohibited 5% Owner if such Person is then the Beneficial Owner of 5% or more of the Voting Stock then outstanding.

                   In the event that any Person becomes a Prohibited 5% Owner in violation of this Article 10, such number of the shares of Voting Stock of which such Person is the Beneficial Owner, in excess of the number of shares of Voting Stock of which such Person might be the Beneficial Owner without becoming a Prohibited 5% Owner, shall be considered from and after the date such Person becomes a Prohibited 5% Owner to be "excess shares" for purposes of this Subsection 1. Such excess shares shall thereafter no longer (i) be entitled to vote on any matter, (ii) be entitled to take other shareholder action, (iii) be entitled to be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action, or (iv) be transferable, except with the approval of the Board of Directors or by an independent trustee appointed by the Board of Directors for the purpose of having such excess shares sold on the open market or otherwise. The proceeds from the sale by the trustee of such excess shares shall be paid (i) first, to the trustee in


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              an amount equal to the trustee's reasonable fees and expenses,
              (ii) second, to the Beneficial Owner of such excess shares in an amount up to such owner's federal income tax basis in such excess shares, and (iii) third, to the Corporation as to any remaining balance.

                   If the Board of Directors of the Corporation determines in good faith that a Person who would otherwise be a Prohibited 5% Owner, as defined pursuant to the foregoing provisions, has inadvertently become a Prohibited 5% Owner and such Person ceases to be the Beneficial Owner and disposes of a sufficient number of shares of Voting Stock within the time fixed by the Board of Directors incident to the foregoing determination, so that such Person would no longer be a Prohibited 5% Owner, pending and upon such disposition of shares of Voting Stock, such Person shall not be deemed a Prohibited 5% Owner for purposes of this Subsection 1 unless and until such Person shall subsequently become a Prohibited 5% Owner.

                   For purposes of this Subsection 1, the term "Effective Date"
              shall mean June 11, 1996, and the term "Beneficial Owner" shall have the meaning ascribed to such term in Article 12, Subsection 3.C. hereof. For purposes of this Article 10, the terms "Control," "Offer," "Person" and "Voting Stock" shall have the meanings ascribed to such terms in Subsection 5 of this Article 10."


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    IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of Restated Certificate of Incorporation to be signed by Gregory T. Caswell, its President and Chief Executive Officer, and attested to by Dennis D. Byrd, its Treasurer, on this 11th day of June, 1996.


                                       FIRST COASTAL CORPORATION



                                       By:/s/ Gregory T. Caswell
                                           -------------------------------------
                                          Gregory T. Caswell
                                          President and Chief Executive Officer

ATTEST:




By:/s/ Dennis D. Byrd
   ------------------
   Dennis D. Byrd
   Treasurer



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